Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information in Post-Effective Amendment No. 128 and Amendment No. 129 to the Registration Statement (Form N-1A, No. 002-97596 and No. 811-04297) of the Van Eck Funds and to the incorporation by reference of our reports dated February 25, 2015 on CM Commodity Index Fund, Emerging Markets Fund, Global Hard Assets Fund, International Investors Gold Fund, Long/Short Equity Index Fund, Multi-Manager Alternatives Fund and Unconstrained Emerging Markets Bond Fund (seven of the investment funds constituting the Van Eck Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2014.

Ernst & Young LLP

New York, NY

April 23, 2015